Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
February 22, 2010	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2009 Fourth Quarter Dividend and 2009 Financial Results

Indianapolis, IN… On February 22, 2010, the Board of Directors (Board) of the Federal Home Loan Bank of Indianapolis (FHLBI) declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.00% and 1.60%, respectively. These dividends will be paid in cash on February 23, 2010.

“We are pleased to pay a market-rate dividend on our members’ investment while building retained earnings,” commented Milton J. Miller, President – CEO of the FHLBI. “This was possible due to strong core earnings from our operations during the period. We remain well positioned to face the opportunities and challenges of 2010, and to continue to fulfill our role as a reliable source of wholesale funding for our members.”

Net Income was $24.1 million for the fourth quarter of 2009, a decrease of $21.2 million or 47%, compared to $45.3 million for the fourth quarter of 2008. This decrease was primarily due to the other-than-temporary impairment (OTTI) credit-related charges of $15.4 million on our private-label mortgage-backed securities (MBS). Additionally, we recognized in Other Comprehensive Income an OTTI charge of $141.5 million due to non-credit related factors, which does not affect Net Income. Other contributing factors included a decrease in Net Gains (Losses) on Derivatives and Hedging Activities and an increase in pension costs due to higher funding needs. These decreases were partially offset by a reduction in AHP and REFCORP expenses, consistent with the lower level of income before assessments.

Net Income was $120.5 million for 2009, a decrease of $64.0 million or 35%, compared to record Net Income of $184.5 million for 2008. This decrease was mainly attributable to OTTI credit-related charges of $60.3 million on our private-label MBS portfolio. Additionally, we recognized OTTI non-credit charges of $352.4 million in Other Comprehensive Income, which does not affect Net Income. Another contributing factor was a decrease in Net Gains (Losses) on Derivatives and Hedging Activities. These decreases were partially offset by a reduction in AHP and REFCORP expenses, consistent with the lower level of income before assessments.

Total Assets were $46.6 billion at December 31, 2009, a decrease of $10.3 billion or 18%, compared to $56.9 billion at December 31, 2008. Advances (secured loans to members) outstanding were $22.4 billion at December 31, 2009, a decrease of $8.8 billion or 28%, compared to $31.2 billion at December 31, 2008. Our outstanding Advances were unusually high at the end of 2008 as a result of our members’ increased liquidity needs during the economic crisis. The decline in Advances reflects decreased demand due to various economic factors such as growth in our members’ deposits and reduced loan demand. Loans held for portfolio through our Mortgage Purchase Program were $7.3 billion at December 31, 2009, a decrease of $1.5 billion or 17%, compared to $8.8 billion at December 31, 2008. Although economic conditions during 2009 led to increased purchases of mortgage loans from certain of our small to mid-size members, the increase did not offset the reductions due to maturities or prepayments.

Total Liabilities were $44.9 billion at December 31, 2009, a decrease of $9.9 billion or 18% compared to $54.8 billion at December 31, 2008. Consolidated Obligations were $42.2 billion at December 31, 2009, a decrease of $10.0 billion or 19% during 2009, compared to $52.2 billion at December 31, 2008, primarily due to lower funding needs resulting from the decline in Advances.

Total Regulatory Capital (which includes Mandatorily Redeemable Capital Stock of $755.7 million but excludes Accumulated Other Comprehensive Loss) was $2.8 billion at December 31, 2009, an increase of over $100 million during the year. As of December 31, 2009, such capital exceeded all applicable regulatory capital requirements. Total (GAAP) Capital was $1.75 billion at December 31, 2009, compared to $2.1 billion at December 31, 2008. The decrease was primarily due to the OTTI non-credit charges, net of accretion, of $324.0 million in Accumulated Other Comprehensive Loss, partially offset by an increase of $66.3 million in Retained Earnings. Total Accumulated Other Comprehensive Income (Loss) was ($328.6) million at December 31, 2009, compared to ($71.4) million at December 31, 2008. Retained Earnings were $349.0 million at December 31, 2009, compared to $282.7 million at December 31, 2008.

All amounts referenced as of and for the quarter and year ended December 31, 2009, are unaudited. Audited financials will be provided in our 2009 Annual Report on Form 10-K, which we intend to file in mid-March. Please refer to our 2009 Annual Report on Form 10-K for more detailed information about our financial results.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.

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